Exhibit 10.4.1

Amendment No. 1 to

Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan

The Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan (the “Plan”) is hereby amended as set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

1. The first paragraph of Section 4 of the Plan is hereby amended and restated to read in its entirety as follows:

“The Plan shall be administered by a Committee of the Board of Directors designated by the Board of Directors consisting of two or more persons, at least two of whom qualify as non-employee directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and non-employee directors who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Company’s shares are traded, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause Incentive Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act, or cause an Incentive Award designated as Performance-Based Compensation not to qualify for, or to cease to qualify for, any exemption from non-deductibility under Section 162(m) of the Code. Any such allocation or delegation may be revoked by the Committee at any time.”

2. Section 9(b) of the Plan is hereby amended and restated to read in its entirety as follows:

“Subject to any required action by the shareholders of Chipotle, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award shall be adjusted as necessary to prevent the enlargement or dilution of rights under such Incentive Award.”

3. Section 9(c) of the Plan is hereby amended and restated to read in its entirety as follows:

“Subject to any required action by the shareholders of Chipotle, in the event that Chipotle shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall adjust each Incentive Award outstanding on the date of such merger or consolidation to the extent deemed appropriate by the Committee so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.”

Except as set forth above, the Plan shall remain unchanged and in full force and effect.

Certification

The foregoing amendments to the Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan were duly adopted by the Board of Directors of the Company at a meeting held on December 14, 2006.

/s/ Montgomery Moran
Montgomery Moran, Secretary